Exhibit 99.1
For Immediate Release
Contact:	Alison W. Dowe Director of Corporate Communications (706) 641-3781
Synovus Reaffirms Capital Position
Reiterates Expectation to Achieve Profitability During 2010
November 13, 2009 — In response to recent questions, Synovus Financial Corp. (NYSE: SNV) today reaffirms that it is not under a regulatory requirement to raise additional capital. The company’s capital position remains strong. Synovus is considered well-capitalized by regulatory standards and its ratios compare favorably to those of its peers. As of September 30, 2009, Synovus’ Tier 1 Capital Ratio was 10.48 percent compared to the regulatory minimum of 6.00 percent to be considered well-capitalized. The company’s Total Risk-Based Capital Ratio of 13.84 percent is well above regulatory minimums of 10.00 percent.
Synovus Chairman and CEO Richard Anthony commented, “Synovus continues to manage credit in a proactive and aggressive manner. Given our strength of capital combined with our continued focus on disposing of non-performing assets and improvements in core operating results, we remain confident in our belief that we have the opportunity to achieve profitability during 2010.”
About Synovus
Synovus is a financial services holding company with approximately $35 billion in assets based in Columbus, Georgia. Synovus provides commercial and retail banking, as well as investment services, to customers through 30 banks, 328 offices, and 463 ATMs in Georgia, Alabama, South Carolina, Florida and Tennessee. The company focuses on its unique decentralized customer delivery model, position in high-growth Southeast markets and commitment to being a great place to work to ensure unparalleled customer experiences. See Synovus on the Web at www.synovus.com.
Forward Looking Statements
This press release and certain of our other filings with the Securities and Exchange Commission contain statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, our statements regarding our belief in our opportunity to achieve profitability during 2010 and the assumptions underlying our expectations. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward- looking statements in this press release and our filings with the Securities and Exchange Commission. Many of these factors are beyond Synovus’ ability to control or predict. Factors that could cause actual results to differ materially from those contemplated in this press release and our filings with the Securities and Exchange Commission include the factors set forth in Synovus’ filings with the Securities and Exchange

Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.